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                                                                    EXHIBIT 23.1

     [CONSENT OF DELOITTE & TOUCHE LLP WITH RESPECT TO COMCAST CORPORATION]


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-82460 of AT&T Comcast Corporation on Form S-4 of our reports dated February 5, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001), appearing in the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



                                             DELOITTE & TOUCHE LLP




Philadelphia, Pennsylvania
May 10, 2002